Exhibit 99.1

Two Bethesda Metro Center
14th Floor
Bethesda MD 20814
(301) 951-6122
(301) 654-6714 Fax
Info@AmericanCapital.com
www.AmericanCapital.com

FOR IMMEDIATE RELEASE

June 28, 2010

Contact:

Investors - (301) 951-5917

AMERICAN CAPITAL COMPLETES RESTRUCTURING TRANSACTION;

WILL HOST CONFERENCE CALL ON JUNE 28 AT 3:00 PM EDT

Bethesda, MD – June 28, 2010 - American Capital Ltd. (Nasdaq: ACAS) (the “Company”) announced that effective today, it has restructured its unsecured revolving line of credit facility and has accepted and is closing private exchange offers for its public and private notes, reducing its debt by $1.03 billion. The Company will hold a call to discuss the terms of the transaction on Monday, June 28, 2010 at 3:00 PM EDT.

The transaction covers substantially all of the Company’s $2.4 billion of outstanding unsecured indebtedness and involves conversion of the line of credit into a term loan facility and the exchange or repayment of outstanding public and private notes. Under the terms of the transaction, lenders and noteholders had the option of receiving either cash or new secured debt, in each case in the full principal amount of their pre-transaction debt. Lenders and noteholders holding $1.03 billion of debt selected or otherwise received 100% cash for their debt, while lenders and noteholders holding $1.31 billion of debt, 56% of pre-transaction debt, elected to receive new secured loans or notes of various series.

Effective upon closing the transaction, the Company has $1.31 billion of secured debt, $11 million of unsecured debt and $1.61 billion of securitized debt and holds approximately $240 million of unrestricted cash and marketable securities on its balance sheet.

American Capital also announced today that its wholly owned affiliate European Capital Limited has completed a restructuring and partial retirement of its debt.

“I am extremely pleased that we have completed the refinancing of American Capital’s debt, which delevers our balance sheet by more than $1 billion,” stated Malon Wilkus, Chairman and Chief Executive Officer. “Together with the European Capital debt

Boston ¡ Chicago ¡ Dallas ¡ Hong Kong ¡ London ¡

New York ¡ Paris ¡ Washington, D.C.

American Capital

June 28, 2010

restructuring, this transaction should enhance shareholder value and provide us with a capital structure to continue to finance and grow our portfolio companies and to originate new investments. The merger and acquisition environment is beginning to perk up, with a growing number of attractive investment opportunities, while the banking industry continues to be highly restrictive in providing middle market growth and transaction financing. As one of the largest sources of middle market and mezzanine finance, we intend to pursue the best opportunities in this attractive environment.”

Participants electing notes had the option to select either fixed rate or floating rate notes. The interest rate on the new secured loans and floating rate notes, which represent 21% of the new secured debt, is LIBOR plus an interest rate margin of 650 basis points, with a 2% LIBOR floor. When the outstanding balance of the new secured debt is below $1.0 billion, the interest rate margin will decline to 550 basis points. Fixed rate notes, which represent 79% of the new secured debt, will bear interest at a rate of 8.96%, declining to 7.96% when the principal amount of the new secured debt is below $1.0 billion.

Secured notes received by former holders of the unsecured public notes, which total $528 million, have no scheduled amortization before their December 31, 2013 maturity, and are entitled to certain prepayment fees if redeemed prior to August 1, 2012. Secured loans and notes received by other creditors, which total $779 million and also mature on December 31, 2013, are subject to scheduled amortization and amortization from a portion of the proceeds of asset dispositions, excess cash flow and certain capital raising activities, although there is no scheduled amortization on the amortizing debt until December 31, 2012. However, the Company is entitled to retain the first $580 million that would be otherwise payable from pledged asset dispositions, excess cash flow and capital raising activities for new investments or other general corporate purposes.

After the $580 million threshold is reached, the Company is required to pay 50% of realized proceeds from dispositions of pledged assets and annual excess cash flow, which is reduced to 25% when the outstanding balance of the new secured debt is less than $950 million. Also, most proceeds from future debt raises and, after June 2012, 50% of proceeds of equity raises must be used to retire the new secured debt, after the $580 million threshold is reached. If, for example, the $580 million credit were applied solely to Company dispositions of pledged assets (i.e., no other prepayment events had occurred), the Company would retain 100% of the first $1.16 billion from such dispositions, assuming the 50% sharing provision were in effect.

Boston ¡ Chicago ¡ Dallas ¡ Hong Kong ¡ London ¡

New York ¡ Paris ¡ Washington, D.C.

American Capital

June 28, 2010

The scheduled principal amortizations on the amortizing debt are as follows:

Date	Minimum Amortization		Amortization to Avoid Higher Interest Rates(1)
December 31, 2011	$0		$70,427,006
June 30, 2012	$0		$100,000,000
December 31, 2012	$120,427,006	(2)	$300,000,000
June 30, 2013	$500,000,000	(3)	$350,000,000

(1)	Annual interest rates will increase by 50 basis points for each additional amortization that is not met until such payments are made.
(2)	Reflects utilization of permitted principal amortization deferral of $200,000,000.
(3)	Reflects payment of scheduled amortization amount of $300,000,000 and payment of deferred amortization of $200,000,000.

The new debt is secured by liens on substantially all of the Company’s assets. At closing, a 2% fee, or $26 million, was paid on the $1.31 billion of new secured debt. A 1% extension fee will be paid on the outstanding balance as of December 30, 2011 and December 31, 2012. Approximately $11 million in principal amount of the Company’s unsecured public notes did not participate in the transaction and will remain outstanding on an unsecured basis and without financial covenants, as a result of amendments adopted through a consent solicitation conducted simultaneously with the exchange offers.

Weil, Gotshal & Manges LLP served as principal external legal counsel to the Company. Miller Buckfire & Co., LLC, served as financial advisor to the Company.

The Company will hold a call to discuss the restructuring on Monday, June 28, 2010 at 3:00 PM EDT. Shareholders, prospective shareholders and analysts may listen to the shareholder call via a live webcast, free of charge, at www.AmericanCapital.com or by dialing (877) 569-8701 (U.S. domestic) or +1 (574) 941-7382 (international). Please provide the operator with the conference ID number 84840387. If you do not plan on asking a question on the call and have access to the internet, please take advantage of the webcast.

A slide presentation will accompany the shareholder call and will be available at www.AmericanCapital.com. Select the Restructuring Update Presentation link to download and print the presentation in advance of the shareholder call.

An archived audio of the call combined with the slide presentation will be made available on our website after the call on June 28. In addition, there will be a phone recording available from 4:30 pm EDT June 28, 2010 until 11:59 pm EDT July 12, 2010. If you are interested in hearing the recording of the presentation, please access the webcast for free on our website or dial (800) 642-1687 (U.S. domestic) or +1 (706) 645-9291 (international). The access code for both domestic and international callers is 84840387.

Boston ¡ Chicago ¡ Dallas ¡ Hong Kong ¡ London ¡

New York ¡ Paris ¡ Washington, D.C.

American Capital

June 28, 2010

For further information, please contact Investor Relations at (301) 951-5917 or IR@AmericanCapital.com.

ABOUT AMERICAN CAPITAL

American Capital is a publicly traded private equity firm and global asset manager. American Capital, both directly and through its asset management business, originates, underwrites and manages investments in middle market private equity, leveraged finance, real estate and structured products. Founded in 1986, American Capital has $14 billion in capital resources under management and eight offices in the U.S., Europe and Asia. American Capital and its affiliates will consider investment opportunities from $5 million to $100 million. For further information, please refer to www.AmericanCapital.com.

This press release contains forward-looking statements. The statements regarding expected results of American Capital are subject to various factors and uncertainties, including the uncertainties associated with the timing of transaction closings, changes in interest rates, availability of transactions, changes in regional, national or international economic conditions or changes in the conditions of the industries in which American Capital has made investments.

Boston ¡ Chicago ¡ Dallas ¡ Hong Kong ¡ London ¡

New York ¡ Paris ¡ Washington, D.C.

4